Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact : John Corsi
Phone: 720-286-2087
E-Mail: jcorsi@ch2m.com

CH2M HILL Announces CEO Transition

DENVER, September 16, 2013 — CH2M HILL announced today that Chief Executive Officer and Chairman Lee McIntire will step down as CEO effective January 1, 2014. McIntire, 64, will continue to serve as Chairman of the Board. The Board has appointed Jacqueline Hinman, 52, to serve as CEO also effective January 1, 2014. She most recently served as President, CH2M HILL International and is presently a member of the Board of Directors. McIntire has been CEO since January 1, 2009.

“Lee’s leadership and vision has guided CH2M HILL from 15,000 employees with $3 billion in annual revenues when he joined the company to a firm with 28,000 employees and $6 billion of revenue today,” said Chad Holliday, Lead Outside Director. “I think this growth to a truly global firm while preserving their core values is the greatest compliment to Lee’s capabilities.” During McIntire’s tenure, the company has been recognized by Ethisphere as one of the World’s Most Ethical Companies and repeatedly named to the FORTUNE 100 Best Companies to Work For list. “The Board is delighted that Lee will continue as Chairman and will focus on strategic business development and international strategies. The firm stands to benefit from Lee’s extensive industry knowledge and global experience,” continued Holliday.

Ms. Hinman joined the firm in 1988. She has held numerous management positions during her tenure and has been involved as a key executive in many of CH2M HILL’s highest profile projects, such as the London 2012 Olympic and Paralympic Games construction program. She also served as Chairman and CEO of Halcrow Companies after CH2M HILL’s 2011 acquisition of the 6,000 person British-based firm.

“The Board and I have been engaged in succession planning for the past few years, and the timing and process have come together at the right time,” said McIntire. “I think we all feel fortunate to have Jacque as our new leader and a deep pool of talent behind her. We are excited to see the next stage in CH2M HILL’s growth.”

“This is truly a great honor. CH2M HILL is a global family of people solving the world’s biggest challenges. We have such a strong foundation of achievements on which to build our future,” said Hinman. “We appreciate everything Lee has done to put us in this position to succeed.”

Headquartered near Denver, Colorado, USA, employee-owned CH2M HILL is a global leader in consulting, design, design-build, operations, and program management for government, civil, industrial and energy clients. The firm’s work is concentrated in the areas of water, transportation, environmental, energy, facilities and resources. With US$6billion in revenue and 28,000 employees, CH2M HILL is an industry-leading program management, construction management and design firm, as ranked by Engineering News-Record and named a leader in sustainable engineering and environmental services by Verdantix. Visit us at www.ch2mhill.com, twitter.com/ch2mhill and facebook.com/ch2mhill. Search for jobs at www.ch2mhill.jobs.

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